The New York Times Building

37th Floor

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212.808.2700

Fax 212.286.9806

January 25, 2019

Interpace Diagnostics Group, Inc.

Morris Corporate Center 1, Building C

300 Interpace Parkway,

Parsippany, NJ 07054

Re:	Public Offering

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-227728) (the “Registration Statement”), filed by Interpace Diagnostics Group, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) and with an effectiveness date of October 19, 2018. We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”), filed with the Commission on January 28, 2019 relating to the offering by the Company of 10,733,334 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock” and such shares of Common Stock, the “Shares”), which includes up to 1,400,000 shares of Common Stock subject to an option to purchase additional shares granted to H.C. Wainwright & Co., LLC (“Wainwright”), covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement pursuant to the Underwriting Agreement, dated as of January 25, 2019, by and between the Company and Wainwright (such agreement, the “Underwriting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement. Capitalized terms used but not defined herein shall have the meanings given to them in the Underwriting Agreement.

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www.pepperlaw.com

Interpace Diagnostics Group, Inc.

January 25, 2019

We have acted as your counsel in connection with the preparation of the Registration Statement and the related prospectus contained in the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to, the Registration Statement, the prospectus included in the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Company’s certificate of incorporation, as amended, the Company’s amended and restated bylaws, certain resolutions of the Board of Directors, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of the originals of such certified, conformed, photostatic or facsimile copies and that the Shares will be issued against payment of valid consideration under applicable law. In addition, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Prospectus Supplement. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP